Exhibit 3.138

PARTNERSHIP AGREEMENT

OF

MILWAUKEE HEALTH SERVICES SYSTEM

TABLE OF CONTENTS

Section

1.	Name		1

2.	Principal Place of Business		1

3.	Business of the Partnership		1

4.	Term		1

5.	Fictitious Business Name Statement		2

6.	Contributions to Capital		2

	(a)	Initial Contributions	2

	(b)	Additional Contributions	3

	(c)	Withdrawal of Contributions	3

	(d)	Interest on Contributions	3

7.	Loans to Partnership		4

8.	Allocation of Profits and Losses		4

9.	Distributions		4

10.	Partnership Accounting		5

	(a)	Accounting Method	5

	(b)	Books and Records	5

	(c)	Capital Accounts	5

	(d)	Financial Statements	6

	(e)	Fiscal Year	6

11.	Administration of Partnership		6

	(a)	Time Devoted to Partnership	6

	(b)	Management	7

	(c)	Salaries of Partners	7

	(d)	Bank Accounts	7

	(e)	Restrictions on Partners	8

TABLE OF CONTENTS (continued)

12.	Transfers of Partnership Interests		8

	(a)	Written Consent of Remaining Partner Required to Transfer	8

	(b)	Written Notice to Remaining Partner of Intent to Transfer	9

	(c)	Non-selling Partner’s Thirty Day Option to Purchase	9

	(d)	Transfer to A Third Party	9

13.	Dissolution of Partnership		10

14.	Termination of Partnership Interest		11

	(a)	Causes for Termination	11

	(b)	Notice of Termination	11

	(c)	Sale of Terminated Partner’s Interest	11

	(d)	Remaining Partner’s Right to Continue Business	12

	(e)	Option of Purchase on Death of A Partner’s Shareholders	12

	(f)	Fair Market Value	13

	(g)	Option to Purchase on Termination of a Partner	13

	(h)	Determination of Purchase Price	14

	(i)	Payment of Purchase Price	15

	(j)	Liquidation and Distribution	17

	(k)	Waiver of Right to Judicial Dissolution	17

TABLE OF CONTENTS (continued)

15.	Agreement to Incorporate	18

	(b) Directors of Corporation	18

	(c) Authorized Capital of Corporation	18

	(d) Officers of Corporation	18

	(e) Transfer of Partnership Business	18

	(f) Preparation of Necessary Financial Statements	19

	(g) Costs of Incorporating	19

	(h) Additional Partners	19

16.	Title to Property	19

17.	No Partnership Losses Due to Partner’s Individual Liabilities	20

18.	Amendments	20

19.	Other Business Activity	20

20.	Notices	21

21.	Captions	22

22.	Variations of Pronouns	22

23.	Counterparts	22

24.	Binding on Heirs and Successors	22

25.	Partial Invalidity	22

26.	Authority of Corporate Partner	22

27.	Governing Law	23

28.	Arbitration	23

TABLE OF CONTENTS (continued)

29.	Litigation Expenses	23

30.	Waiver	24

31.	Entire Agreement	24

PARTNERSHIP AGREEMENT OF

MILWAUKEE HEALTH SERVICES SYSTEM

THIS PARTNERSHIP AGREEMENT is made by and among WESTERN CLINICAL HEALTH SERVICES, INC., a Nevada corporation, hereinafter referred to as WCHS, and CORAL HEALTH SERVICES, INC., an Indiana corporation, hereinafter referred to as CORAL, for the purpose of forming a partnership upon the terms and conditions hereinafter set forth.

Section 1: Name. The business of the Partnership shall be conducted hereafter under the name of MILWAUKEE HEALTH SERVICES SYSTEM, or such other name as the Partners may select from time to time.

Section 2: Principal Place of Business. The principal place of business of the Partnership shall be in Milwaukee, Wisconsin, or at such other place or places as the Partners may from time to time determine and designate.

Section 3: Business of the Partnership. The initial business of the Partnership shall be to engage in the operation and maintenance of a methadone clinic licensed by the State of Wisconsin for the dispensing of methadone in methadone maintenance programs and for the purpose of operating narcotic detoxification and treatment centers and related medical and psychiatric care and treatment. The Federal licensure for operation of this clinic has been applied for and is held in the name of WCHS.

Section 4: Term. The formation of this partnership occurred as of May 1, 1985, and it continues by the terms hereof until December 31, 2035, unless it is sooner terminated as is herein provided.

Section 5: Fictitious Business Name Statement. Prior to entry into this Agreement, the Partners have had in use the name MILWAUKEE MEDICAL SERVICE SYSTEM with the State of Wisconsin on its applications for approval of its methadone clinic licensure. Upon execution of this Partnership Agreement the Partners shall sign, cause to be filed and published in Milwaukee, Wisconsin, and in any other County in which the Partnership transacts business, such Fictitious Business Name Statements as may be required setting forth MILWAUKEE MEDICAL SERVICES SYSTEMS as a dba of MILWAUKEE HEALTH SERVICES SYSTEMS.

Section 6: Contributions to Capital.

(a) Initial Contributions. The initial contribution of the Partners to the Partnership will consist of cash contributed by WCHS and CORAL. WCHS will as the needs of the Partnership dictate contribute up to the sum of $25,000 to the initial capital of the Partnership. CORAL shall not be required to make any initial contribution to the Partnership capital. As an additional contribution of capital, WCHS may advance monies borrowed by it from financial institutions in an amount as may from time to time be agreed to by the Partners. The amounts of cash and indebtedness contributed by WCHS and CORAL will appear on the books of account of this Partnership as a loan to the Partnership. The Partners are each allocated the following percentage interest in the Partnership (a “Partnership Percentage”):

WCHS	60%

Coral	40%

(b) Additional Contributions. No Partner shall be obligated to make any additional capital contributions to the Partnership except as may be agreed by a unanimous vote of the Partners of the Partnership and no Partner shall be allowed to make an additional capital contribution without the consent of the other Partner.

(c) Withdrawal of Contributions. Except as otherwise herein provided, no portion of the Partnership capital may be withdrawn by a Partner except with the consent of the other Partner.

(d) Interest on Contributions. Either partner contributing capital to the Partnership shall be entitled to interest computed from the date of such contribution at a rate of “interest which is two percent (2.00%) per annum higher than the “Prime Rate” charged by Bank of America, as said Prime Rate may change from time to time. As used herein, the term “Prime Rate” shall mean the annual interest rate publicly announced by Bank of America from time to time as its interest rate to its. most creditworthy customers. Rates shall change monthly. The rate shall be the rate in effect by Bank of America on the first day of each calendar month.

Section 7: Loans to Partnership. No Partner may lend or advance money to the Partnership except with the consent of the other Partner. Any loan by a Partner to the Partnership shall be identified and segregated as a loan payable on the books of the Partnership. Loans shall bear interest at such rate as set forth herein or as may be agreed upon by the Partners, provided such rate does not exceed the maximum allowed by law, and shall be evidenced by a promissory note delivered to the lending Partner and executed in the name of the Partnership by all Partners. Interest paid by the Partnership to a Partner shall be treated for tax purposes as an item of Partnership deduction. Undistributed Partnership profits and profits which are not withdrawn shall not be treated as loans by the Partners to the Partnership.

Section 8: Allocation of Profits and Losses. The net profits or net losses of the Partnership, and for tax purposes each item of income, gain, loss, deduction or credit, shall be allocated to the Partners in proportion to Partnership Percentages as set forth in Section 6 (a) hereof. As used herein, “net profits” and “net losses” shall be computed in accordance with the same method of accounting consistently applied, and on the same basis as that used in the preparation of the Partnership’s information tax return for federal income tax purposes.

Section 9: Distributions. Funds in excess of the working capital requirements of the Partnership as determined by the Partners, the proceeds of any sale or refinancing of the Partnership property, and other surplus fund shall be distributed from time to time to the Partners. The first distributions shall go to reduce loans and unpaid interest as reflected on the books of account of the Partnership. Distributions shall be made to such partners until the sums reflected as loans plus unpaid interest have been paid in full. Thereafter, distribution shall be made in accordance with the Partners respective Partnership Percentages as set forth in Section 6(a) hereof.

Section 10: Partnership Accounting.

(a) Accounting Method. The Partnership shall keep its accounting records and shall report its income for income tax purposes according to the cash method of accounting. The accounting for Partnership purposes shall be in accordance with generally accepted accounting principles applied in a consistent manner.

(b) Books and Records. The accounting and other records of the Partnership shall be maintained at the principal place of business of the Partnership or at such other place as may be designated by the Partners, and shall be open to inspection by the Partners at all reasonable times during business hours.

(c) Capital Accounts. An individual capital account shall be maintained for each Partner. Each Partner’s capital account shall consist of its original capital contribution increased by any additional capital contributions and its allocable share of Partnership indebtedness and Partnership profits, and decreased by any distributions to such Partner and its share of Partnership losses. Except as otherwise provided in Section 13(d), a debit balance in a Partner’s capital account, whether occasioned by withdrawals in excess of its share of Partnership profits or by charging it for its share of Partnership loss, shall constitute an obligation of such Partner to the Partnership payable out. of such Partner’s share of the Partnership profits or the refinancing or sale of Partnership assets.

(d) Financial Statements. A monthly summary of financial transactions will be prepared and distributed to each Partner on a regular basis by the Partner managing the Partnership. A balance sheet of the Partnership as of the end of each fiscal year, together with a statement of earnings for the twelve months then ended, shall be prepared by the Partners or their independent public accountants at the end of each fiscal year, and copies thereof, together with copies of the proposed federal and Wisconsin income tax returns for the Partnership for such year, shall be furnished to each Partner within a reasonable time following the end of each fiscal year.

(e) Fiscal Year. The fiscal year for the Partnership shall be selected by the mutual agreement of the accountants for each of the Partners.

Section 11: Administration of the Partnership.

(a) Time Devoted to Partnership. Each of the Partners will seek to promote the interests of the Partnership to its greatest advantage and will devote sufficient time to the affairs of the Partnership to permit its efficient operation.

(b) Management. Each Partner shall have an equal voice in the management and conduct of the Partnership business. No action shall be taken in contravention of this Agreement without the written consent of all Partners. Periodically, as the Partners shall agree, one of the Partners shall be designated the managing Partner of the Partnership and shall manage the day-to-day affairs of the Partnership, without any additional compensation. The initial managing Partner of the Partnership shall be CORAL.

(c) Salaries of Partners. No Partner or employee of a Partner shall be compensated for services rendered by such Partner to or for the Partnership unless mutually agreed to by the Partners in writing. The Partnership shall reimburse a Partner for expenses reasonably incurred by such Partner in the ordinary and proper conduct of the Partnership business. Any such compensation or reimbursement of expenses paid shall be treated by the Partnership as an ordinary and necessary expense of business in the determination of net profits.

(d) Bank Accounts. All funds of the Partnership shall be deposited in the name of the Partnership in an account in such bank or banks as shall be determined by the Partners, and all withdrawals or disbursements from said account shall be made by check drawn in the Partnership name upon such account and signed on behalf of the Partnership by either Partner.

(e) Restrictions on Partners. Except in the ordinary course of the Partnership’s business no Partner shall incur in the name or on the credit of the Partnership any obligation(s) which either individually or in the aggregate exceed $5,000.00 without the prior written consent of the other Partner. No Partner shall, without the written consent of the other Partner:

(1) Borrow or lend money on behalf of the Partnership;

(2) Sell, exchange or otherwise dispose of, lease, pledge or mortgage any Partnership property;

(3) Assign, transfer, pledge, compromise, or release any Partnership claim except on payment in full; or

(4) Cause the Partnership to become guarantor, bail, surety, or endorser for any other person or entity (including any Partner).

Any loss sustained by the Partnership because of the breach of these provisions by any Partner shall be charged to such Partner’s capital account in the Partnership.

Section 12: Transfers of Partnership Interests.

(a) Except as otherwise provided herein, no Partner shall sell, transfer (by operation of law or otherwise), assign, dispose of, pledge or hypothecate any interest in the Partnership to any person or entity, without the written consent of the other Partner. Any transfer, pledge or hypothecation of the interest of a Partner in violation of the provisions of this Section 12 shall be null and void and shall not vest any purported transferee with any interest in the Partnership or rights as to profits or distributions.

(b) In the event any Partner (the “Selling or Transferring Partner”) desires to Transfer any interest (“Partnership Interest”) in the Partnership to any person, the Selling Partner must first give written notice offering such Partnership Interest to the other Partner (the “Non-Selling or Non-Transferring Partner”), which notice shall specify the following:

(1) The name of the proposed transferee of the Partnership Interest;

(2) A description of the Partnership Interest proposed to be transferred;

(3) The proposed consideration for the Transfer of the Partnership Interest; and

(4) All other terms and conditions for the proposed Transfer.

(c) For a period of thirty (30) days from the date of mailing of the notice, the Non-Selling Partner shall have the right, but not the obligation, to purchase the Partnership Interest proposed to be transferred upon the same terms and conditions as set forth in the notice. In order to exercise its rights hereunder, however, the Non-Selling Partner must purchase the entire Partnership Interest proposed to be transferred.

(d) In the event that the Non-Selling Partner does not notify the Selling Partner of its election to purchase the entire Partnership Interest referred to in the notice and tender in accordance with the terms of purchase within the time hereinabove provided, the Selling Partner shall have the right, during the next thirty (30) days, to sell the Partnership Interest described in the notice to the transferee specified in the notice * in strict accordance with the terms and conditions set forth in the notice.

Section 13: Dissolution of Partnership.

The Partnership shall be dissolved upon the agreement of the Partners. Upon dissolution of this Partnership, a full accounting of the Partnership’s assets and/or liabilities shall be taken, and the assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof.

The Partnership shall engage in no further business after dissolution other than that necessary to wind up the business and distribute the assets.

The proceeds from the liquidation of Partnership assets, together with assets to be distributed in kind, to the extent sufficient therefor, shall be applied and distributed in the following order:

(1) All Partnership liabilities and liquidating expenses and obligations of the Partnership, other than debts owed to the Partners, shall be paid or provided for;

(2) Such debts as are owed to the Partners, including unpaid loans or advances made to or for the benefit of the Partnership, together with any interest thereon, shall be paid;

(3) Such profits as shall be attributable to the interests of. the respective Partners shall be paid;

(4) The balance in the capital account of each Partner shall be paid to the Partner to which it is owed.

The partners shall continue to divide profits and losses after dissolution and during the winding up of the Partnership business in the same manner provided hereinbefore for the division of profits and losses prior to dissolution.

Section 14: Termination of Partnership Interest.

(a) Causes for Termination. The interest of a Partner shall be subject to termination at the option of the remaining Partner upon the filing of a petition in bankruptcy against a Partner, the initiation of any proceedings for the reorganization of the Partner under the Bankruptcy Act, or the entry or a charging order against a Partner, unless cured within 30 days after occurrence of one of the above events.

(b) Notice of Termination. Service of a written notice upon the Partner to be terminated setting forth the cause for termination and the effective date of termination shall terminate all powers of the Partner as of the effective date, and shall further terminate its right to share in the profits of the Partnership as of that date.

(c) Sale of Terminated Partner’s Interest. A terminated Partner shall not be required to sell its interest in the Partnership unless the entire interest is purchased.

(d) Remaining Partner’s Right to Continue Business. If an election to terminate a Partner is based on subparagraph (a) of this Section 14, the remaining Partner shall have the right to continue the Partnership business under the Partnership name notwithstanding any event terminating the interest of a Partner.

(e) Option to Purchase on the Death of a Partner’s Shareholders. The sole shareholder of WCHS is IHS, Inc., a California corporation. References herein to shareholders of WCHS shall be references to the holders of all outstanding stock of IHS, Inc.: Robert B. Kahn and Galen E. Rogers. Upon the death of both William Marshall and Nellie W. Kendrick, or both Robert B. Kahn and Galen E. Rogers, WCHS, in the event of the death of William Marshall and Nellie W. Kendrick, or CORAL, in the event of the death of Robert B. Kahn and Galen E. Rogers, the remaining Partner shall have the option to:

(1) Dissolve and liquidate the Partnership, or

(2) Purchase the Partnership interest of CORAL in the event of the death of both William Marshall and Nellie W. Kendrick or purchase the Partnership interest of WCHS in the event of the death of both Robert B. Kahn and Galen E. Rogers. The remaining Partner shall have the option of acquiring 100% of the interest of a Partner whose shareholders are deceased.

(f) Fair Market Value. If an election to purchase the interest of a Partner occurs by reason of the death of both William Marshall and Nellie W. Kendrick or both Robert B. Kahn and Galen Rogers, the value of CORAL’S or WCHS’S interest in the Partnership shall be its fair market value as is agreed between the corporation whose shareholders have become deceased and the remaining Partner. If no agreement on the value can be reached between the parties, the fair market value of a Partnership Interest for these purposes shall be determined by appraisal as provided in Section 14(h).

(g) Option to Purchase on Termination of a Partner. If a Partner is terminated for any of the reasons specified in Section 14(a) of this Agreement, the remaining Partner shall have the option to purchase the entire interest of the terminated Partner. Notice of the exercise of this option to purchase shall be served on the terminated Partner and its bankruptcy trustee or its judgment creditor who secured a charging order against its Partnership interest at the same time the notice of termination of its Partnership interest is served on those persons.

(h) Determination of Purchase Price. On exercise of the option to purchase an outgoing Partner’s Partnership interest, the remaining Partner shall pay to the entity or person legally entitled thereto, the value of the outgoing Partner’s interest in the manner specified in subparagraph (i) of this Section 14, determined as follows:

(1) In an amount and on such terms as may be agreed to by the Partners and if the Partners are unable to agree, then the remaining Partner shall notify the terminated Partner, its successor in interest or the person or entity legally entitled to receive the value of the Partnership interest, of the appointment of an appraiser selected by it. Within ten (10) days after receiving such notice, the terminated Partner or person or entity legally entitled to receive the value of the Partnership interest being purchased shall appoint an appraiser. If the two appraisers so appointed are unable to agree on the value of the interest within fifteen (15) days, they shall appoint a third appraiser. The decision in writing of any two of the three appraisers so appointed shall be binding and conclusive on the parties hereto and on any persons or entity legally entitled to receive the value of such Partner’s interest. If the Partnership is terminated because of a charging order issued against the interest of the terminated Partner, unless the remaining Partner guarantees in writing the payment to the judgment creditor who secured such charging order the full amount of the claim, including interest and costs, the appraiser for the terminated Partner shall be appointed by the court which issued such charging order. All fees and expenses of each appraiser shall be paid by purchasing and selling parties in equal proportions.

(2) In determining the value of the Partnership interest to be purchased, the appraisers shall value:

(i) All items of inventory at their actual cost to the Partnership;

(ii) All tangible assets of the Partnership, including lands, buildings, fixtures, machinery, automobiles, and equipment at their fair market value;

(iii) All accounts receivable at such discount so as to reflect its fair cash market value, and all accounts payable at their face value; and,

(iv) Goodwill and other intangible assets of the Partnership at its fair market value.

(i) Payment of Purchase Price. On exercise of the option to purchase the interest of a Partner due to the death of a Partner’s shareholders, or the withdrawal or termination of a Partner, the remaining Partner shall pay to the person legally entitled thereto the value of the interest, determined as provided in subparagraphs (h)(1) and (h)(2) of this Section, in the following manner:

Thirty-three and one-third (33 1/3%) percent of the total purchase price within thirty (30) days of determination of the price, or thirty (30) days after receipt of the appraiser’s report as provided in subparagraph (h)(1), or, if there is an escrow, upon the close of escrow; and the balance in sixty

(60) equal monthly installments commencing thirty (30) days after payment of the initial down payment. Any outstanding loans of the Partnership owed to the Partner remaining shall be applied first to decrease the down payment for purchase and then to reduce the sum to be amortized over the sixty month installment payment period provided herein. In the event the outstanding loans owed to a remaining Partner are in excess of an appraised price the withdrawing (including death of a Partner’s shareholders) or terminated Partner shall not be liable to pay any moneys for the Partnership interest and the withdrawing or terminated Partner or its successor in interest or the person or entity entitled to receive the proceeds shall have no obligation to repay any of the outstanding loans under this Agreement. Each monthly installment shall be applied first to interest at a rate of interest which is 2.00% per annum higher than the the prime rate on then remaining unpaid balance of the purchase price. The “Prime Rate” shall be calculated in the same manner as set forth in Section (6) subparagraph (d). The note for the balance of the purchase shall be secured by a Security Agreement covering all the assets of the Partnership. If any party to the sale transaction set forth in this Paragraph desires to conduct said sale with an escrow, it may do so by notifying the other Partner or the other Partner’s legal representative in writing of it’s desire within ten (10) days of receipt of the appraiser’s report or establishment of a price for the terminated Partner’s interest in the Partnership. An escrow shall be established with an escrow company mutually agreed between the Partners. Any escrow established shall be in accordance with California Bulk Sales Law, unless both the purchasing and selling Partner or such Partner’s legal representative agree otherwise. All costs of escrow, including payment of any sales tax shall be borne equally between the purchasing and selling Partner.

(j) Liquidation and Distribution. Except as otherwise provided herein, upon a dissolution of the Partnership for any reason, the remaining Partner shall proceed to liquidate the Partnership, and distribute any proceeds from such liquidation in accordance with Section 13 herein. If a Partner’s capital account is less than zero, that Partner shall contribute to the Partnership sufficient funds to bring such Partner’s capital balance to zero. A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors. Upon complying with the foregoing distribution plan, the remaining Partner shall execute and cause to be published and filed an appropriate notice of dissolution of the Partnership.

(k) Waiver of Right to Judicial Dissolution. The Partners agree that irreparable harm would be done to the Partnership if any Partner brought an action in court to dissolve the Partnership. The parties acknowledge that the Agreement provides for fair payments to be made to a Partner whose interest in the Partnership is to be terminated. Accordingly, each of the parties hereby agrees to accept the provisions of this

Agreement as his exclusive right on termination of his relationship with the Partnership. Each party hereby waives and renounces its right to seek a judicial dissolution or to seek the appointment by a court of a liquidator for the Partnership.

Section 15: Agreement to Incorporate.

(a) On or before December 31, 1995, Coral agrees that WCHS shall have the right to determine whether it is in the best interest of the Partners to incorporate the Partnership in a state selected by WCHS for the purpose of continuing the Partnership business.

(b) Directors of Corporation. The articles of incorporation shall name a person or persons selected by the Partners as the initial director(s) of the corporation.

(c) Authorized Capital of Corporation. The authorized capital of the corporation as stated in the articles of incorporation, shall be $10,000 divided into 1,000 shares of the same class. The remaining capital accounts of the corporation and unpaid debt shall be reflected by notes to the shareholders representing all debt of the corporation.

(d) Officers of Corporation. The initial officers of the corporation shall be President, selected by WCHS; Vice President, selected by Coral; Secretary, selected by Coral; and Treasurer, selected by WCHS.

(e) Transfer of Partnership Business. Within 15 days after incorporation, the parties shall transfer and assign their respective interests in the Partnership to the corporation; the parties shall cause the corporation to assume all liabilities of said Partnership existing together with such additional liabilities as may have been incurred in the preliminary course of partnership business between that date and the date of transfer of the business to the corporation, and the parties shall cause the corporation to issue to each party shares of the corporation’s capital stock in an amount representing that party’s proportionate equity interest in the Partnership.

(f) Preparation of Necessary Financial Statements. The parties shall authorize and instruct the accountant for the Partnership, to prepare all such financial statements and tax returns as required for the proper functioning of the partnership.

(g) Costs of Incorporating. All costs and expenses, including attorneys’ fees required for the formation and organization of the corporation, shall be paid by the Partnership as a partnership expense.

(h) Additional Partners. Additional Partners may not be admitted to this Partnership unless all Partners shall agree thereto in writing prior to such admission, and an amended Partnership Agreement or an amendment to such agreement is executed among all parties, acceptable to all parties.

Section 16: Title to Property. Partnership property shall be held by the Partnership subject to the terms and provisions hereof. Title to and ownership of all assets of the Partnership shall be held in the name of the Partnership, or in such other name or names as the Partners may jointly designate.

Section 17: No Partnership Losses Due to Partner’s Individual Liabilities. Each Partner agrees to indemnify, and hold harmless the other Partner and the Partnership from and against all losses, costs, damages, claims, liabilities or expenses (including attorneys’ fees) arising out of, resulting from or in connection with the personal obligations of any shareholder of a Partner or liabilities of any Partner. In the event the Partnership is made a party to any litigation, or otherwise incurs any losses or expenses as a result of, or in connection with, personal obligations or liabilities of any Partner, and in particular any charging order, such Partner shall reimburse the Partnership for all such reasonable expenses incurred, including attorneys’ fees, and the capital account of such Partner in the Partnership shall be charged therefor.

Section 18: Amendments. This Agreement may be amended only by written agreement of all Partners. No new agreement shall arise orally or by course of conduct or dealing.

Section 19: Other business Activity. Nothing contained herein shall prevent any Partner from engaging in other business activities outside of Milwaukee, Wisconsin, whether or not similar to the business of the Partnership, and no parties herein shall have any interest in such other activities or investments by virtue of this Partnership. However, the parties do agree to advise one another of business opportunities in the state of

Wisconsin in the fields in which the Partnership is active and to the extent feasible, opportunities will be shared and developed by the Partnership. Within the city of Milwaukee and any county in which the Partnership shall conduct business, each of the parties hereto covenants and agrees not to compete against the Partnership or any of its Partners.

Section 20: Notices. Any written notices of any kind which any Partner may desire or be required to serve on the other Partner in connection with this Agreement shall be served (as an alternative to personal service) by registered mail. Any such notice so to be served by registered mail shall be deposited in the United States mail with postage thereon fully prepaid and shall be addressed as follows:

To:	CORAL

c/o Nellie Kendrick, Secretary, Treasurer

3291 N. Sherman Boulevard

Milwaukee, Wisconsin 53216

To:	WCHS

6060 Mission Gorge Road

San Diego, CA 92120

Service of any such notice made by registered mail as aforesaid shall be deemed to have been given upon the next business day after mailing as shown on the postal registered mail receipt obtained by the party giving notice. Any written notice not served by registered mail as aforesaid shall be deemed to have been given upon the date of actual receipt of such notice by the addressee. Any Partner may from time to time by notice in writing served on the other Partner as aforesaid, designate a different mailing address or a different person to which all such notices thereafter are to be addressed.

Section 21: Captions. All sections, titles or captions contained in this Agreement are for convenience only and shall not be deemed a part of this Agreement.

Section 22: Variations of Pronouns. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons or entity may require.

Section 23: Counterparts. This Agreement and any amendment may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement.

Section 24: Binding on Heirs and Successors. Subject to the restrictions against transfer as herein contained, this Agreement shall inure to the benefit of and shall be binding upon the assigns, successors in interest, personal representatives, estates, heirs, and legatees of each of the parties hereto.

Section 25: Partial Invalidity. If any provision of this Agreement is found to be invalid by any court, the invalidity of such provision shall not affect the validity of the remaining provisions hereof.

Section 26: Authority of Corporate Partner. A certified copy of the resolution of the board of directors of each corporation that is a party to this Agreement, which authorizes the signatories to this Agreement on its behalf to enter into and execute this Agreement and to take all further actions necessary to implement the provisions of this Agreement, is contained in Exhibit “A”, which is attached to and made a part of this Agreement by this reference.

Section 27: Governing Law. This Agreement and the legal relations between the partners shall be governed by and construed in accordance with the laws of the State of California.

Section 28: Arbitration. Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement, and any amendments hereof, or the breach thereof, or in connection with the termination of a Partner’s interest or dissolution of the Partnership (including disputes as to fair market value of an interest of a Partner), shall be determined and settled by arbitration to be held in San Diego, California, in accordance with the then applicable rules of the American Arbitration Association. Any award rendered therein shall be final and binding upon each and all of the Partners and judgment may be entered thereon in any court having jurisdiction thereof in the State of California.

Section 29: Litigation Expenses. In the event of litigation arising under, out of, in connection with or in relation to this Agreement or any amendment hereto, the prevailing party shall be entitled to recover its costs and expenses of litigation, including reasonable attorneys’ fees, from the non-prevailing party.

Section 30: Waiver. No waiver of any provision of this Agreement shall be deemed to be or constitute a continuing waiver of any other provisions unless otherwise expressly provided in writing.

Section 31: Entire Agreement. This Agreement supersedes any prior agreement between the parties hereto. No other agreement, statement or promise made by any party to the other shall be binding.

IN WITNESS WHEREOF, this Partnership Agreement has been executed on the 2 day of June, 1985.

WESTERN CLINICAL HEALTH SERVICES, INC., A Nevada Corporation

By	President

CORAL HEALTH SERVICES, INC.,
An Indiana Corporation

By

ADDENDUM TO MILWAUKEE HEALTH SERVICE SYSTEMS

A GENERAL PARTNERSHIP

November 17, 1992 the partners met and voted unanimously to change the distribution of profits as follows:

That the present 60:40 distribution continue forward based on gross 1.3 mil. revenues of 1.475 million; sixty percent representing thirty percent distribution to WCHS ‘G’, Inc. and thirty percent distribution to WCHS ‘B’, Inc. with forty percent distribution to Coral Health Services, Inc.

That the distribution thereafter on gross revenues in excess of 1.475 million will be 50:50; fifty percent representing twenty five percent distribution to WCHS ‘G’, Inc. and twenty five percent distribution to WCHS ‘B’, Inc. with fifty percent distribution to Coral Health Services, Inc.

The described distribution plan includes present and future clinic operations in the state of Wisconsin under the partnership.

AGREED AND APPROVED:

/s/ Galen E. Rogers		/s/ Robert B. Kahn
GALEN E. ROGERS	NELL KENDRICK	ROBERT B. KAHN	WILLIAM MARSHALL
WCHS ‘G’, INC.	CORAL HEALTH INC.	WCHS ‘B’, INC.	CORAL HEALTH INC

FIRST AMENDMENT

TO THE PARTNERSHIP AGREEMENT OF

MILWAUKEE HEALTH SERVICE SYSTEMS

This First Amendment to the partnership agreement of MILWAUKEE HEALTH SERVICE SYSTEMS, a general partnership, is made this 30 day of March, 1987, by WESTERN CLINICAL HEALTH SERVICES, INC., and CORAL HEALTH SERVICES, INC., the general partners thereof.

RECITALS

WHEREAS, on or about the 2nd day of June, 1985 the above named parties entered into a written partnership agreement for the conduct of the business known as Milwaukee Health Service Systems, and

WHEREAS, Western Clinical Health Services, Inc., one of the partners, desires to transfer its interest in the partnership to an entity known as WCHS of Wisconsin, and

WHEREAS, Section 12 of the partnership agreement, entitled: “Transfers of Partnership Interest”, prohibits the transfer of any interest in the partnership without the written consent of the other partner, and

WHEREAS, Section 18 of the partnership agreement provides that the partnership agreement may be amended only by the written agreement of all partners.

NOW, THEREFORE, IT IS UNDERSTOOD AND AGREED AS FOLLOWS:

1. That effective on or about March 30, 1987 the transfer of all of the interest of Western Clinical Health Services, Inc. a general partner, to WCHS of Wisconsin is hereby approved.

2. That effective on or about March 30, 1987 all reference to Western Clinical Health Services, Inc., as a general partner in the partnership agreement dated June 2, 1985 shall be changed to WCHS of Wisconsin.

3. That in all other respects the partnership agreement dated June 2, 1985 for the general partnership known as Milwaukee Health Service Systems shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused these presents to be executed on the date set forth following the authorized signatures.

Dated:	10/7/99	WESTERN CLINICAL HEALTH SERVICES, INC

By:

Dated:	2-18-99	CORAL HEALTH SERVICES, INC.

By:

SECOND AMENDMENT

TO THE PARTNERSHIP AGREEMENT OF

MILWAUKEE HEALTH SERVICE SYSTEMS

This Second Amendment to the partnership agreement of MILWAUKEE HEALTH SERVICE SYSTEMS, a general partnership, is made this 17 day of November, 1992, by WCHS of WISCONSIN, and CORAL HEALTH SERVICES, INC., the general partners thereof.

RECITALS

WHEREAS, on or about the 2nd day of June, 1985 a written partnership agreement for the conduct of the business known as Milwaukee Health Service Systems, was entered into, and

WHEREAS, Section 18 of the partnership agreement provides that the partnership agreement may be amended only by the written agreement of all partners, and

WHEREAS, the partners desire to amend the written partnership agreement in certain respects.

NOW, THEREFORE, IT IS UNDERSTOOD AND AGREED AS FOLLOWS:

1. That effective on January 1, 1992, the last sentence of Section 6 (a) of the partnership agreement as it relates solely to the distribution of income shall be amended to read as follows: “The partners are each allocated the following percentage interest in the Partnership (a “Partnership Percentage”):

WCHS of Wisconsin.	60% based on the first $ 1.475 Million of gross revenues and 50% based on gross revenues in excess of $1.475 Million.

Coral Health Services, Inc.	40% based on the first $1.475 Million of gross revenues and 50% based on gross revenues in excess of $1.475 Million.

That in all other respects the Partnership Percentages shall remain 60% to WCHS of Wisconsin and 40% to Coral Health Services, Inc.

2. That in all other respects the partnership agreement dated June 2, 1985 as amended for the general partnership known as Milwaukee Health Service Systems shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused these presents to be executed on the date set forth following the authorized signatures.

Dated:	10/07/99	WCHS of Wisconsin

By:

Dated:	2-18-99	CORAL HEALTH SERVICES, INC.

By:

THIRD AMENDMENT

TO THE PARTNERSHIP AGREEMENT OF

MILWAUKEE HEALTH SERVICE SYSTEMS

This Third Amendment to the partnership agreement of MILWAUKEE HEALTH SERVICE SYSTEMS, a general partnership, is made this 7th day of September, 1994, by WCHS of WISCONSIN, and CORAL HEALTH SERVICES, INC., the general partners thereof

RECITALS

WHEREAS, on or about the 2nd day of June, 1985 a written partnership agreement for the conduct of the business known as Milwaukee Health Service Systems, was entered into, and

WHEREAS, Section 18 of the partnership agreement provides that the partnership agreement may be amended only by the written agreement of all partners, and

WHEREAS, the partners desire to amend the written partnership agreement in certain respects.

NOW, THEREFORE, IT IS UNDERSTOOD AND AGREED AS FOLLOWS:

1. That effective on January 1, 1995, the last sentence of section 6 (a) of the partnership agreement shall be amended to read as follows: “The partners are each allocated the following percentage interest in the Partnership (a “Partnership Percentage”):

WCHS of Wisconsin	53%

Coral Health Services, Inc.	47%

2. That the distribution of income based upon gross revenues as provided for in the Second Amendment to the Partnership Agreement shall effective January 1, 1995 be null and void.

3. That in all other respects the partnership agreement dated June 2, 1985 for the general partnership known as Milwaukee Health Service Systems shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused these presents to be executed on the date set forth following the authorized signatures.

Dated:	10/7/91	WCHS of Wisconsin

By:

Dated:	2-18-99	CORAL HEALTH SERVICES, INC.

By:

FOURTH AMENDMENT

TO THE PARTNERSHIP AGREEMENT OF

MILWAUKEE HEALTH SERVICE SYSTEMS

This Fourth Amendment to the partnership agreement of MILWAUKEE HEALTH SERVICE SYSTEMS, a general partnership, is made this 1st day of July, 1995, by WCHS of WISCONSIN, and CORAL HEALTH SERVICE, INC., the general partners thereof.

RECITALS

WHEREAS, on or about the 2nd day of June, 1985 a written partnership agreement for the conduct of the business known as Milwaukee Health Service Systems, was entered into, and

WHEREAS, WCHS of Wisconsin, one of the partners, desires to transfer its interest in the partnership to an entity known as WCHS, Inc., and

WHEREAS, Section 12 of the partnership agreement, entitled: “Transfers of Partnership Interest”, prohibits the transfer of any interest in the partnership without the written consent of the other partner, and

WHEREAS, Section 18 of the partnership agreement provides that the partnership agreement may be amended only by the written agreement of all partners.

NOW, THEREFORE, IT IS UNDERSTOOD AND AGREED AS FOLLOWS:

1. That effective on or about July 1, 1995 the transfer of all of the interest of WCHS of Wisconsin, a general partner, to WCHS, Inc. a California corporation is hereby approved.

2. That effective on or about July 1, 1995 all reference to WCHS of Wisconsin, as a general partner in the partnership agreement dated June 2, 1985 as amended shall be changed to WCHS, Inc., a California corporation.

3. That in all other respects the partnership agreement dated June 2, 1985 as amended for the general partnership known as Milwaukee Health Service Systems shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused these presents to be executed on the date set forth following the authorized signatures.

Dated:	10/7/99	WCHS of Wisconsin

By:

Dated:	2-18-99	CORAL HEALTH SERVICES, INC.

By:

FIFTH AMENDMENT

TO THE PARTNERSHIP AGREEMENT OF

MILWAUKEE HEALTH SERVICE SYSTEMS

This Fifth Amendment to the partnership agreement of MILWAUKEE HEALTH SERVICE SYSTEMS, a general partnership, is made as of the 28th day of December, 1990, by WCHS, INC., as successor in interest of WCHS of WISCONSIN, and CORAL HEALTH SERVICES, INC., the general partners thereof.

RECITALS

WHEREAS, on or about the 2nd day of June, 1985 a written partnership agreement for the conduct of the business known as Milwaukee Health Service Systems, was entered into, and

WHEREAS, Section 12 of the partnership agreement entitled: “Transfers of Partnership Interest”, prohibits the transfer of any interest in the partnership without the written consent of the other partner, and

WHEREAS, Section 18 of the partnership agreement provides that the partnership agreement may be amended only by the written agreement of all partners, and

WHEREAS, Coral Health Services, Inc. was originally incorporated under and by virtue of the laws of the State of Indiana and the business of the corporation and this partnership is carried on in the State of Wisconsin and not the State of Indiana, and by virtue thereof Coral Health Services, Inc. has caused a new corporation to be formed under the laws of the State of Wisconsin followed by the dissolution of the corporation in the State of Indiana, and the interest of Coral Health Services, Inc. as an Indiana corporation, in this partnership has been transferred to Coral Health Services, Inc. as a Wisconsin corporation, and the consent, approval and ratification thereof is necessary to comply with the partnership agreement of Milwaukee Health Service Systems, and

WHEREAS, the partners desire to amend the written partnership agreement with respect thereto.

NOW, THEREFORE, IT IS UNDERSTOOD AND AGREED AS FOLLOWS:

1. That effective on January 1, 1991, the transfer of all of the interest of Coral Health Services, Inc., as an Indiana corporation, as a general partner to Coral Health Services, Inc. as a Wisconsin corporation is approved and ratified.

2. That effective on January 1, 1991 all reference to Coral Health Services, Inc., an Indiana corporation as a general partner in the partnership agreement dated June 2, 1985 shall be changed to Coral Health Services, Inc., a Wisconsin corporation.

2. That in all other respects the partnership agreement dated June 2, 1985 as amended for the general partnership known as Milwaukee Health Service Systems shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused these presents to be executed on the date set forth following the authorized signatures.

Dated:	10/7/99	WCHS, INC.

By:

Dated:	2-18-99	CORAL HEALTH SERVICES, INC.

By: